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                                                                      Exhibit 12

                        Central Power and Light Company
                       Ratio of Earnings to Fixed Charges
                          For Years Ended December 31
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                                  2001     2000      1999      1998      1997
                                           (thousands, except ratios)

Operating Income...............$295,731  $307,098  $293,985  $282,787  $251,319
Adjustments
  Income Taxes................. 188,922    84,329    83,508   126,738    39,329
  Provision for
    Deferred Income
      Taxes.................... (72,568)   16,263    19,938    (8,328)   34,458
Deferred Investment
      Tax Credits..............  (5,207)   (5,207)   (5,207)   (3,858)   (4,819)
Charges for Investments
      and Plant Development
      Costs, Net of Tax........    -         -         -         -       (1,281)
Other Income and Deductions....   1,954     7,235     8,113       709     7,834
Allowance for Borrowed and
  Equity Funds Used During
  Construction.................   7,804     6,216     4,532     2,822     3,778
Earnings.......................$416,636  $415,934  $404,869  $400,870  $330,618

Fixed Charges:
  Interest on
   Long-term Debt..............$ 86,980  $ 96,212  $ 87,413  $ 93,301  $105,081
  Interest on
   Short-term Debt.............  25,023    22,830    19,498    19,506    20,613
  Distributions on Trust
   Preferred Securities........  11,208    11,940    12,000    12,000     7,533
    Fixed Charges..............$123,211  $130,982  $118,911  $124,807  $133,227

Ratio of Earnings to
  Fixed Charges................    3.38      3.17      3.40      3.21      2.48
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